EXHIBIT 17.1

Monday, February 11, 2013

Board of Directors

American Standard Energy Corp.

Gentleman:

I do hereby resign as a Director effective upon the acceptance of the Board of Directors of American Standard Energy Crop.

Sincerely,

/s/ Scott Feldhacker

Scott Feldhacker